Exhibit 10.1

PROVISIONS OF THE TIDEWATER INC.

EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

FOR

FISCAL 2006

I.	PLAN OBJECTIVE

The primary objective of the Tidewater Inc. Executive Officer Annual Incentive Plan (the “Executive Incentive Plan” or the “Plan”) is to reward Tidewater’s Executive Officers for their assistance in helping the Company achieve its financial and operating goals for the fiscal year.

The Executive Incentive Plan links a significant element of variable annual compensation to the accomplishment of these goals.

The Compensation Committee of the Board of Directors established this Plan to maximize Tidewater’s deduction under Section 162(m) of the Internal Revenue Code, provided that such actions are consistent with its philosophy and in the best interest of Tidewater and its shareholders. Notwithstanding the provisions of Section 162 (m) of the Internal Revenue Code, the Committee may award compensation that is not fully tax deductible if the Company determines that such award is consistent with its philosophy and in the best interest of Tidewater and its shareholders.

II.	ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company; provided that all of the members of the Compensation Committee qualify as outside directors under Section 162(m) of the Internal Revenue Code. If all of the members do not so qualify, the Plan shall be administered by the Special Subcommittee of the Compensation Committee, all of the members of which qualify as outside directors under Section 162(m). The term “Committee” shall be used herein to refer to the committee that is currently authorized to administer the Plan. The Committee shall have the authority to interpret the Plan, to establish rules and regulations and to make any and all determinations that it believes necessary or advisable for the proper administration of the Plan.

III.	BASIC PLAN CONCEPT

The Plan concept for fiscal 2006 focuses on Tidewater’s overall performance. Adjusted net income and return on total capital are the bases upon which a monetary pool is established for the participants if certain financial and operating goals are accomplished. Awards from the pool are based upon three specific criteria: (1) adjusted net income, (2) return on total capital, and (3) safety. An additional amount may be earned for exceptional safety performance.

IV.	ELIGIBILITY CRITERIA

Eligibility for participation in the Executive Incentive Plan is limited to those executive officers who have a potential to earn compensation in excess of $1,000,000. The specific positions eligible to participate in the Plan will be reviewed and determined annually by the Compensation Committee of the Board of Directors, but for fiscal 2006, Tidewater’s Chief Executive Officer (CEO) is the sole participant.

V.	PERFORMANCE MEASURES AND STANDARDS

The performance goals under which a bonus may be paid for any fiscal year shall be any or a combination of the following: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, safety performance, reduction of expenses or increase in cash flow of the Company, a division of the Company or a subsidiary. For any performance period, such performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Compensation Committee, relative to internal goals or relative to levels attained in prior years.

Prior to June 30 of each fiscal year, specific corporate and, if appropriate, divisional measures and standards will be set. In addition, the appropriate weighting of each measure will also be established.

VI.	AWARD OPPORTUNITIES

Prior to June 30 of each fiscal year, the Committee will specify target incentive awards for each eligible position. These target awards will determine the threshold and maximum incentive award amounts. These amounts are determined from each eligible participant’s base salary multiplied by the target percent associated with the participant’s position within the Company.

For fiscal year 2006, the Company has established that the CEO’s target award will be the equivalent of 120% of base salary and the maximum award will be equivalent to 225% of base salary. The threshold and maximum awards are intended to recognize the risk/reward component of the Company’s overall compensation program. The actual percentage of base salary that a participant is eligible to receive is calculated as provided on Exhibit 2. The annual award to the participant under this Plan will not exceed $2 million.

VII.	GENERATION OF FUNDING POOL

For fiscal 2006, the Company’s three financial performance measures described below in this Section VII will be used to determine the pool funding amount (the “Pool Funding Amount”). The matrix attached as Exhibit 2 provides the pool funding calculation.

A. Return on Total Capital (ROTC) Relative to Peer Companies (“Relative ROTC”) – Relative ROTC is weighted 33%. ROTC is determined pursuant to the following formula:

Earnings Before Interest Expense, Taxes Depreciation and Amortization (EBITDA)	= ROTC
Average Shareholders Equity + Average Long-Term Debt (including current maturities of Long-Term Debt)

Note: Average shareholders equity and average long-term debt shall be determining by summing the respective totals as of the end of each interim quarterly reporting period during the fiscal year and shown on the Company’s consolidated balance sheet and dividing such sums by the number of interim reporting periods.

The standard for the Relative ROTC performance measure will be established by considering Tidewater’s performance against the Peer Group of companies (See Exhibit 1).

B. Return on Total Capital Percentage – ROTC % is Tidewater’s ROTC percentage for the fiscal year, determined as provided above, and is weighted 33%.

C. Adjusted Net Income (ANI) versus Budget.

(a) Adjusted Net Income (ANI) versus Budget. Under this test, net income as compared with budgeted net income, adjusted as specified below, is used. This test compares actual results against budgeted results for the year.

To encourage good management/business decisions, certain adjustments to net income will be made in determining if the net income test has been met. Accordingly, the following items reported in the Company’s consolidated statement of earnings will be added to or subtracted from net income as reported in order to determine net income for purposes of the Plan:

(i)	Cumulative affect of accounting changes.

(ii)	Extraordinary items, as that term is defined in Accounting Principles Board Opinion #30.

(iii)	Discontinued operations; and

(iv)	Unusual or infrequently occurring items (less the amount of related income taxes), as that term is used in Accounting Principles Board Opinion #30.

Note: For purposes of calculating achievement of this performance measure, budgeted net income shall be divided by the average number of common shares outstanding for the year as contemplated by the budget. Likewise, the amount of actual adjusted net income shall be divided by the average number of common shares outstanding during the year. When calculating these earnings per share calculations, common stock equivalent shall not be considered in determining the average number of common shares outstanding.

ANI versus budget is weighted at 34%.

Before any individual incentive amount can be awarded, Tidewater must achieve minimum (threshold) performance in at least one of the three Company performance measures.

Exceptional safety performance can entitle a participant to an award amount in addition to the Pool Funding Amount generated by the pool.

VIII.	INDIVIDUAL AWARD OPPORTUNITIES

For fiscal 2006, the CEO shall be entitled to receive 75% of the Pool Funding Amount. The final 25% of the Pool Funding Amount may be decreased or increased depending upon the Company’s safety performance.

The safety performance measurement is determined by achievement of the Company’s overall established safety performance goals for the fiscal year (See Exhibit 3). Under this performance measure, payout is directly correlated with the Total Recordable Incident Rate (TRIR) for the current fiscal year. “Total Recordable Incident Rate” is defined as follows:

(Loss Time Accidents + Recordable Incidents) X 200,000 (man hours)	=	Total Recordable Incident Rate per 200,000 man hours of exposure
Total Man Hour Exposure

Non-job related deaths will not count as a TRIR. The Company’s TRIR for fiscal 2006 must be less than .42 for any of the safety portion of the award to be earned. This measurement carries a weight of 25%. However, a TRIR of less than .32 will entitle a participant to a safety payment in an amount that is greater than 25% of the Pool Funding Amount and which may be up to 150% of 25% of the Pool Funding Amount. (See Exhibit 3.) Pro rating will be permitted.

IX.	AWARD PAYMENTS

Awards will be paid in cash no later than June 15, 2006.

X.	MISCELLANEOUS

A. Nothing in this Plan shall confer upon a participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the participant’s employment relationship with the Company at any time.

B. The Plan shall be governed by and construed in accordance with the laws of the State of Louisiana.

C. If any term or provision of the Plan, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the participant and the Company intend for any court construing the Plan to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of the Plan shall be valid and enforced to the fullest extent permitted by law.

D. The Company’s obligation under the Plan is an unsecured and unfunded promise to pay benefits that may be earned in the future. The Company shall have no obligation to set aside, earmark or invest any fund or money with which to pay its obligations under the Plan. The participant or any successor in interest shall be and remain a general creditor of the Company in the same manner as any other creditor having a general claim for matured and unpaid compensation.

E. The Company shall have the right to terminate the plan at any time in its sole discretion.

F. The Company shall deduct from any payment made hereunder all applicable federal and state income and employment taxes.

G. Prior to any payout hereunder, the Committee shall certify in writing, by resolution or otherwise, the amount of the payout value of the award to be paid to each participant as a result of the achieved performance goals, as described herein.

H. The Committee shall not increase the amount payable to a participant to an amount that is higher than the amount payable under the formula described herein.